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                                                                   EXHIBIT 11.1




                  THE MEN'S WEARHOUSE, INC. AND SUBSIDIARIES
              STATEMENT OF COMPUTATION OF NET EARNINGS PER SHARE
         FOR THE INTERIM PERIODS ENDED APRIL 29, 1995 AND MAY 4, 1996


                                                            Three Months Ended
                                                        ---------------------------
                                                            1995            1996
                                                        -----------     -----------
Shares outstanding - beginning of period                 18,986,000      20,820,000

Shares issued during period - weighted average:
     Options exercised                                       43,000          51,000
     Contribution to Employee Stock Plan                      9,000           6,000

Common stock equivalents - weighted average:
     Shares issuable upon exercise of stock
         options granted (treasury stock method             260,000         335,000
                                                        -----------     -----------
Weighted average number of common and common
     equivalent shares                                   19,298,000      21,212,000
                                                        ===========     ===========

Net earnings applicable to common stock                 $ 2,026,000     $ 3,109,000
                                                        ===========     ===========

Primary and fully diluted earnings per share            $       .10     $       .15
                                                        ===========     ===========